Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE BYLAWS

OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

The undersigned, being the duly acting and appointed Secretary of BioDelivery Sciences International, Inc., a Delaware corporation (the “Corporation”), hereby certifies that Article IV, Sections 5.7 and 5.9 of the Corporation’s Bylaws have been amended effective as of August 22, 2005, which amendment was adopted by the Board of Directors of the Corporation by unanimous written consent to action pursuant to Section 141(f) of the Delaware General Corporation Law dated August 22, 2005 (the “Consent”). Sections 5.7 and 5.8 of the Corporation’s Bylaws, as amended, read in their entirety as follows:

“5.7 The Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board and the Stockholders as chairman of such meetings and perform such other powers and duties as may be assigned to him or her from time to time by the Board. The Chairman of the Board shall act as liaison between the Board and the executive officers of the Corporation and shall be responsible for general oversight of such executive officers. If there is no President, the Chairman of the Board shall also be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 5.8 of this Article 5.”

“5.8 The President. Subject to the oversight of the Board and the Chairman of the Board, the President of the Corporation, if there be such an officer, shall be the Chief Executive Officer of the Corporation, and shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. Subject to the supervisory powers of the Board and the Chairman of the Board, the President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation.”

Except as modified by the Consent, the Bylaws of the Corporation remain unmodified and in full force and effect.

Dated: August 23, 2005	/s/ James A. McNulty
James A. McNulty, Secretary